Exhibit 99.1

Sunrun Reports Fourth Quarter and Full Year 2017 Financial Results
Unlevered NPV of $1.22 per watt in Q4 2017, the highest in the company’s history
Total deployments of 323 MWs in 2017, an increase of 15% year-over-year
Net Earning Assets of $1.2 billion, an increase of 16% year-over-year
Customers now exceed 180,000, an increase of 34% year-over-year
Achieved structural cash flow positive milestone in 2017
SAN FRANCISCO, March 6, 2018, Sunrun (Nasdaq: RUN), the nation’s largest dedicated provider of residential solar, storage and energy services, today announced financial results for the fourth quarter and full year ended December 31, 2017.
Full Year 2017 Operating Highlights

•	Total deployments of 323 MW, an increase of 15% year-over-year

•	Net Present Value of $314 million created, an increase of 47% year-over-year

•	Unlevered NPV of $1.09 per watt, an increase of 25% year-over-year

•	Cumulative MW deployed of 1,202 MW, an increase of 37% year-over-year

•	Net Earning Assets of $1.2 billion, reflecting a 16% increase year-over-year

•	Customers now exceed 180,000, an increase of 34% year-over-year

•	Achieved structural cash flow positive milestone in 2017

Fourth Quarter 2017 Operating Highlights

•	Unlevered NPV of $1.22 per watt, the highest level in the company’s history

•	Total deployments of 85 MW, an increase of 10% year-over-year

•	Net Present Value of $91 million created, an increase of 35% year-over-year

“Sunrun is entering 2018 as the residential market leader,” said Lynn Jurich, Sunrun Chief Executive Officer and co-founder. “We achieved our highest unit margins and turned structurally cash flow positive. We expect to deliver an even stronger performance in 2018.” Jurich added, “Last year households experienced an unprecedented level of power outages driving demand for a more reliable electricity solution. Sunrun is meeting this need with our Brightbox solar and home battery service which is now available in six states and provides affordable electricity with backup power."

Key Operating Metrics
In the fourth quarter of 2017, MW deployed increased to 85 MW from 77 MW in the fourth quarter of 2016, a 10% year-over-year increase.
In the full year 2017, MW deployed increased to 323 MW from 282 MW in the full year 2016, a 15% year-over-year increase.
In the fourth quarter of 2017, MW booked were 83 MW, an increase of 15% from the fourth quarter of 2016.
Creation Cost per watt was $3.30 in the fourth quarter of 2017 compared to $3.41 in the fourth quarter of 2016, an improvement of $0.11 year-over-year. Project Value per watt was $4.52 in the fourth quarter of 2017, an increase of $0.11 compared to the fourth quarter of 2016.
NPV created in the fourth quarter of 2017 was $91 million, a 35% increase from $67 million in the fourth quarter of 2016. Unlevered NPV per watt in the fourth quarter of 2017 was $1.22, reflecting the highest level in the company’s history, compared to $1.00 in the prior year.
Gross Earning Assets as of December 31, 2017 were $2.2 billion, up $404 million, or 22% from the prior year. Net Earning Assets as of December 31, 2017 were $1.2 billion, up $165 million, reflecting a 16% increase from the prior year.

Exhibit 99.1

Financing Activities
As of March 6, 2018, closed transactions and executed term sheets provide us expected tax equity and back-leverage capacity into the third quarter of 2018.
Fourth Quarter 2017 GAAP Results
Operating leases and incentives revenue grew 31% year-over-year to $59.5 million. Solar energy systems and product sales increased 15% year-over-year to $86.9 million. Total revenue grew to $146.4 million in the fourth quarter of 2017, up $25.9 million, or 21% from the fourth quarter of 2016.
Total cost of revenue was $127.4 million, an increase of 21% year-over-year. Total operating expenses were $197.9 million, an increase of 17% year-over-year.
Net income available to common stockholders was $58.9 million in the fourth quarter of 2017, an increase of 103% year-over-year.
Diluted net earnings per share available to common stockholders was $0.54 per share. Net income available to common stockholders benefited from a one-time tax item of approximately $31.9 million related to recent changes to the U.S. tax code, or a $0.29 benefit per diluted share.
Full Year 2017 GAAP Results
Total revenue grew to $529.7 million in the full year 2017, up $75.8 million, or 17% from 2016. Operating leases and incentives revenue grew 37% year-over-year to $231.4 million. Solar energy systems and product sales grew 4% year-over-year to $298.3 million.
Total cost of revenue was $448.1 million, an increase of 12% year-over-year. Total operating expenses were $711.9 million, an increase of 6% year-over-year.
Net income available to common stockholders was $124.5 million in the full year 2017, compared to net income available to common stockholders of $91.7 million in 2016.
Diluted net earnings per share available to common shareholders was $1.15 per share.
Guidance for Full Year 2018
The following statement is based on current expectations. This statement is forward-looking and actual results may differ materially.
For the full year 2018, we expect deployments to grow 15% year-over-year.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2017 results and outlook for its first quarter 2018 at 2:00 p.m. Pacific Time today, March 6, 2018. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #5768987. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #5768987.

Exhibit 99.1

About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s largest dedicated residential solar, storage and energy services company with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun leads the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers Sunrun Brightbox solar power generation with smart inverter technology and home battery storage. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market position and market share, consumer demand, our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, gross and net earning assets, project value, creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash	$202,525	$206,364
Restricted cash	39,265	11,882
Accounts receivable, net	76,198	60,258
State tax credits receivable	11,085	13,713
Inventories	94,427	67,326
Prepaid expenses and other current assets	9,202	9,802
Total current assets	432,702	369,345
Restricted cash	—	6,117
Solar energy systems, net	3,319,708	2,629,366
Property and equipment, net	36,402	48,471
Intangible assets, net	14,294	18,499
Goodwill	87,543	87,543
Prepaid tax asset	—	378,541
Other assets	37,225	34,936
Total assets	$3,927,874	$3,572,818
Liabilities and total equity
Current liabilities:
Accounts payable	$115,193	$66,018
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	13,583	10,654
Accrued expenses and other liabilities	85,639	59,261
Deferred revenue, current portion	77,310	70,849
Deferred grants, current portion	8,269	8,011
Capital lease obligations, current portion	7,421	10,015
Non-recourse debt, current portion	21,529	14,153
Lease pass-through financing obligation, current portion	6,087	5,823
Total current liabilities	335,031	244,784
Deferred revenue, net of current portion	584,427	583,401
Deferred grants, net of current portion	228,603	226,893
Capital lease obligations, net of current portion	5,811	12,965
Recourse debt, net of current portion	247,000	244,000
Non-recourse debt, net of current portion	1,026,416	639,870
Lease pass-through financing obligation, net of current portion	138,124	137,958
Other liabilities	13,520	5,457
Deferred tax liabilities	59,131	415,397
Total liabilities	2,638,063	2,510,725
Redeemable noncontrolling interests	123,737	137,907
Total stockholders’ equity	811,998	672,961
Noncontrolling interests	354,076	251,225
Total equity	1,166,074	924,186
Total liabilities, redeemable noncontrolling interests and total equity	$3,927,874	$3,572,818

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Operating leases and incentives	$59,536	$45,333	$231,433	$168,417
Solar energy systems and product sales	86,907	75,251	298,266	285,481
Total revenue	146,443	120,584	529,699	453,898
Operating expenses:
Cost of operating leases and incentives	53,272	42,380	193,954	159,858
Cost of solar energy systems and product sales	74,174	63,005	254,131	239,381
Sales and marketing	35,357	35,685	137,115	162,781
Research and development	4,437	2,905	15,079	10,199
General and administrative	29,644	24,184	107,420	92,377
Amortization of intangible assets	1,050	1,052	4,204	4,206
Total operating expenses	197,934	169,211	711,903	668,802
Loss from operations	(51,491)	(48,627)	(182,204)	(214,904)
Interest expense, net	20,932	14,709	70,518	53,244
Other expenses (income), net	1,285	(380)	1,874	(840)
Loss before income taxes	(73,708)	(62,956)	(254,596)	(267,308)
Income tax expense (benefit)	(5,487)	22,847	32,138	35,993
Net loss	(68,221)	(85,803)	(286,734)	(303,301)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(127,115)	(114,835)	(411,259)	(394,988)
Net income available to common stockholders	$58,894	$29,032	$124,525	$91,687
Net income per share available to common stockholders
Basic	$0.55	$0.28	$1.18	$0.90
Diluted	$0.54	$0.27	$1.15	$0.87
Weighted average shares used to compute net income per share available to common stockholders
Basic	106,538	103,504	105,432	102,367
Diluted	109,135	105,761	108,206	104,964

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating activities:
Net loss	$(68,221)	$(85,803)	$(286,734)	$(303,301)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	36,687	30,535	136,361	104,105
Deferred income taxes	(5,486)	22,847	32,138	35,993
Stock-based compensation expense	5,548	4,697	22,042	18,723
Noncash interest expense	4,006	5,417	17,150	13,441
Interest on lease pass-through financing obligations	3,010	3,030	11,973	12,081
Reduction in lease pass-through financing obligations	(4,509)	(4,402)	(18,230)	(18,551)
Other noncash losses and expenses	6,697	1,081	13,546	5,235
Changes in operating assets and liabilities:
Accounts receivable	(3,907)	(8,509)	(17,870)	674
Inventories	(31,104)	18,615	(27,101)	4,042
Prepaid and other assets	142	336	(3,478)	(4,799)
Accounts payable	16,168	(18,116)	47,837	(40,336)
Accrued expenses and other liabilities	13,940	3,805	2,573	11,819
Deferred revenue	5,184	3,118	8,782	10,294
Net cash used in operating activities	(21,845)	(23,349)	(61,011)	(150,580)
Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(221,183)	(197,273)	(804,371)	(727,568)
Purchases of property and equipment	(2,000)	(2,147)	(7,956)	(12,544)
Business acquisition, net of cash acquired	—	—	—	(5,000)
Net cash used in investing activities	(223,183)	(199,420)	(812,327)	(745,112)
Financing activities:
Proceeds from state tax credits, net of recapture	988	—	13,773	9,081
Proceeds from issuance of recourse debt	45,000	104,000	170,400	458,400
Repayment of recourse debt	(45,000)	(104,000)	(167,400)	(411,400)
Proceeds from issuance of non-recourse debt	454,720	85,846	748,806	335,666
Repayment of non-recourse debt	(269,962)	(4,963)	(362,763)	(23,076)
Payment of debt fees	(8,060)	(127)	(14,392)	(13,741)
Proceeds from lease pass-through financing obligations	1,582	1,805	6,221	16,047
Repayment of lease pass-through financing obligations	—	—	—	—
Contributions received from noncontrolling interests and redeemable noncontrolling interests	123,599	151,335	594,921	573,542
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(15,769)	(11,793)	(54,530)	(39,542)
Acquisition of noncontrolling interests	(35,386)	—	(35,386)	—
Proceeds from exercises of stock options, net of withholding taxes on restricted stock units and issuance of shares in connection with the Employee Stock Purchase Plan	1,242	2,660	1,035	7,364
Proceeds received, net and (offering costs paid) related to initial public offering	—	—	—	(437)
Payment of capital lease obligations	(2,251)	(3,091)	(9,836)	(12,759)
Change in restricted cash	(19,292)	(16)	(21,350)	(953)
Net cash provided by financing activities	231,411	221,656	869,499	898,192
Net change in cash	(13,617)	(1,113)	(3,839)	2,500
Cash, beginning of period	216,142	207,477	206,364	203,864
Cash, end of period	$202,525	$206,364	$202,525	$206,364

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Full Year Ended December 31,
	2017	2016
MW Booked (during the period) (1)	337	285
MW Deployed (during the period)	323	282
Cumulative MW Deployed (end of period)	1,202	879
Gross Earning Assets under Energy Contract (end of period)(in millions) (2)	$1,459	$1,200
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$754	$609
Gross Earning Assets (end of period)(in millions) (2)(3)	$2,213	$1,809
Net Earning Assets (end of period)(in millions) (3)	$1,176	$1,011

	Three Months Ended December 31,
	2017	2016
Project Value, Contracted Portion (per watt)	$3.96	$3.80
Project Value, Renewal Portion (per watt)	$0.56	$0.60
Total Project Value (per watt)	$4.52	$4.41
Creation Cost (per watt) (4)	$3.30	$3.41
Unlevered NPV (per watt) (3)	$1.22	$1.00
NPV (in millions) (3)	$91	$67

(1)
The presentation of MW Booked for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Annual Report on Form 10-K filed with the SEC on March 8, 2017.

(2)
In the fourth quarter of 2017, Gross Earnings Assets under Energy Contract and Total Gross Earning Assets were reduced by $13 million to reflect changes related to modifications to the Federal Tax Code for assets deployed through December 31, 2017, including a reduction held as a reserve pending final tax regulation guidance based on the company’s best estimate of the potential effect.

(3)	Numbers may not sum due to rounding.

(4)
The presentation of Creation Cost for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Fourth Quarter 2016 earnings presentation available on our investor relations website.

Exhibit 99.1

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represents the net cash flows (discounted at 6%) we expect to receive during the initial 20-year term of our Customer Agreements for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets excludes estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our cash equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in lease pass-throughs as these amounts are reflected on our balance sheet as long-term and short-term lease pass-through obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use lease pass-throughs and long-term debt in an equivalent fashion as the schedule of payments of distributions to lease pass-through investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures.
Gross Earning Assets Under Energy Contract represents the net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Booked represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to an executed Customer Agreement, for which we have confirmation that the systems have reached NTP, net of cancellations.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and Lease Pass-Through Financing Obligation, as of the same measurement date. Because estimated cash distributions to our cash equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.
NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts

Exhibit 99.1

deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor Relations Contact:
Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 638-4007

Media Contact:
Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418